Exhibit 99.1

Ernst & Young ShinNihon LLC Hibiya Kokusai Bldg. 2-2-3 Uchisaiwai-cho, Chiyoda-ku Tokyo, Japan 100-0011	Tel: +81 3 3503 1100 Fax: +81 3 3503 1197 www.shinnihon.or.jp

Report of Independent Auditors

The Board of Directors

Renesas SP Drivers Inc.

We have audited the accompanying special purpose consolidated financial statements of Renesas SP Drivers Inc. and subsidiary, which comprise the special purpose consolidated balance sheets as of March 31, 2014 and 2013, and the related special purpose consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the special purpose consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Renesas SP Drivers Inc. and subsidiary at March 31, 2014 and 2013, and the consolidated results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Convenience Translation

We have also recomputed the translation of the special purpose consolidated financial statements as of and for the year ended March 31, 2014 into United States dollars. In our opinion, such statements have been translated into United States dollars on the basis described in Note 1.

September 5, 2014, except for Note 9, as to which the date is November 4, 2014

A member firm of Ernst & Young Global Limited

RENESAS SP DRIVERS Inc. and Subsidiary

Special Purpose Consolidated Balance Sheets

March 31, 2014 and 2013

	Millions of Yen		Thousands of U.S. Dollars
	March 31, 2014	March 31, 2013	March 31, 2014
Assets
Current assets
Cash and cash equivalents	15,180	9,573	147,550
Accounts receivable – Shareholders	8,138	7,191	79,101
Accounts receivable – third parties	743	402	7,222
Inventories	10,529	8,772	102,342
Advance to Renesas	7,007	—	68,108
Deferred income taxes	331	377	3,217
Other receivables	251	346	2,440
Other current assets	51	36	496

Total current assets	42,230	26,697	410,476

Property and equipment, net	378	268	3,674
Deferred income taxes	75	56	729
Loan receivable from Renesas	—	2,000	—
Other assets	125	80	1,215

Total assets	42,808	29,101	416,094

Liabilities and stockholders’ equity
Current liabilities
Accounts payable – Shareholders	13,224	11,327	128,537
Other payables	407	1,299	3,956
Accrued expenses	533	107	5,181
Income tax payable	4,884	3,309	47,472
Consumption tax payable	462	494	4,491
Other current liabilities	1	2	10

Total current liabilities	19,511	16,538	189,647

Deferred income taxes	88	69	855

Total liabilities	19,599	16,607	190,502

Stockholders’ equity
Common stock
No par value
(100 thousand shares authorized and issued)	5,000	5,000	48,600
Retained earnings	17,683	7,082	171,879
Accumulated other comprehensive income	56	29	544
Noncontrolling interests	470	383	4,569

Total stockholders’ equity	23,209	12,494	225,592

Total liabilities and stockholders’ equity	42,808	29,101	416,094

See accompanying notes to special purpose consolidated financial statements.

RENESAS SP DRIVERS Inc. and Subsidiary

Special Purpose Consolidated Statements of Income

Years Ended March 31, 2014 and 2013

	Millions of Yen		Thousands of U.S. Dollars
	Year ended	Year ended	Year ended
	March 31, 2014	March 31, 2013	March 31, 2014
Product sales	66,094	42,216	642,434
Cost of sales	41,809	27,423	406,383

Gross profit	24,285	14,793	236,051
Selling, general and administrative expense	7,619	5,174	74,057

Operating income	16,666	9,619	161,994

Interest income	3	10	29
Foreign currency exchange gain, net	589	414	5,725
Other	(2)	1	(19)

Other income, net	590	425	5,735

Income before income taxes	17,256	10,044	167,729

Income tax expenses
Current	6,548	3,981	63,647
Deferred	46	53	447

Total income tax expenses	6,594	4,034	64,094

Net income	10,662	6,010	103,635

Less: Net income attributable to noncontrolling interests	61	92	593

Net income attributable to Renesas SP Drivers	10,601	5,918	103,042

See accompanying notes to special purpose consolidated financial statements.

RENESAS SP DRIVERS Inc. and Subsidiary

Special Purpose Consolidated Statements of Comprehensive Income

Years Ended March 31, 2014 and 2013

	Millions of Yen		Thousands of U.S. Dollars
	Year ended	Year ended	Year ended
	March 31, 2014	March 31, 2013	March 31, 2014
Net income	10,662	6,010	103,635
Other comprehensive income:
Translation adjustments	53	87	515

Comprehensive income	10,715	6,097	104,150

Less: Comprehensive income attributable to noncontrolling interests	87	134	846

Total comprehensive income attributable to Renesas SP Drivers	10,628	5,963	103,304

See accompanying notes to special purpose consolidated financial statements.

RENESAS SP DRIVERS Inc. and Subsidiary

Special Purpose Consolidated Statements of Changes in Equity

Years Ended March 31, 2014 and 2013

		Millions of Yen
	Common stock shares	Common stock	Retained earnings	Other comprehensive income	Noncontrolling interests	Total equity
Balance as of March 31, 2012	100,000	5,000	1,164	(16)	249	6,397
Net income			5,918		92	6,010
Translation adjustments				45	42	87

Balance as of March 31, 2013	100,000	5,000	7,082	29	383	12,494

Net income			10,601		61	10,662
Translation adjustments				27	26	53

Balance as of March 31, 2014	100,000	5,000	17,683	56	470	23,209

		Thousands of U.S. Dollars
	Common stock shares	Common stock	Retained earnings	Other comprehensive income	Noncontrolling interests	Total equity
Balance as of March 31, 2013	100,000	48,600	68,837	282	3,723	121,442
Net income			103,042		593	103,635
Translation adjustments				262	253	515

Balance as of March 31, 2014	100,000	48,600	171,879	544	4,569	225,592

See accompanying notes to special purpose consolidated financial statements.

RENESAS SP DRIVERS Inc. and Subsidiary

Special Purpose Consolidated Statements of Cash Flows

Years Ended March 31, 2014 and 2013

	Millions of Yen		Thousands of U.S. Dollars
	Year ended	Year ended	Year ended
	March 31, 2014	March 31, 2013	March 31, 2014
Operating activities:
Net income	10,662	6,010	103,635
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	404	281	3,927
Gain on foreign currency exchange	(137)	(22)	(1,332)
Change in operating assets and liabilities
Accounts receivable – Shareholders	(947)	(3,231)	(9,205)
Accounts receivable – third parties	(311)	375	(3,023)
Inventories	(1,723)	(4,023)	(16,748)
Other receivables	95	(62)	923
Income tax payable	1,587	2,296	15,426
Accounts payable – Shareholders	1,816	3,376	17,651
Accrued expenses	426	(175)	4,141
Other payables	(882)	891	(8,573)
Consumption tax payable	(32)	494	(311)
Other, net	37	(37)	360

Net cash provided by operating activities	10,995	6,173	106,871

Investing activities:
Purchases of property and equipment	(539)	(316)	(5,239)
Loan and advance to Renesas	(5,007)	(2,000)	(48,668)
Other, net	(51)	(5)	(496)

Net cash used in investing activities	(5,597)	(2,321)	(54,403)

Financing activities:
Repayment of capital lease obligation	(1)	(13)	(10)

Net cash used in financing activities	(1)	(13)	(10)

Effect of exchange rate change on cash and cash equivalents	210	150	2,042
Net increase in cash and cash equivalents	5,607	3,989	54,500
Cash and cash equivalents at the beginning of year	9,573	5,584	93,050

Cash and cash equivalents at the end of year	15,180	9,573	147,550

Supplemental disclosures of cash flow information
Cash paid for income taxes	4,919	1,692	47,813

Non-cash transaction:
Loan to Renesas reclassified to advance	(2,000)	—	—

See accompanying notes to special purpose consolidated financial statements.

RENESAS SP DRIVERS Inc. and Subsidiary

Notes to Special Purpose Consolidated Financial Statements

1.	BASIS OF PRESENTING SPECIAL PURPOSE CONSOLIDATED FINANCIAL STATEMENTS

DESCRIPTION OF BUSINESS

Renesas SP Drivers Inc. (the “Company”) is a company established by Renesas Electronics Corporation (“Renesas”), Sharp Corporation (“Sharp”) and Powerchip Group (“Powerchip”), collectively (“the Shareholders”) in April 2008, owning 55%, 25% and 20%, respectively, of the Company. The Company is a semiconductor manufacturer focusing on design, development, sales and marketing of LCD Drivers that drive small and mid-sized LCD panels. The Company sells its products to its Shareholders, and utilizes distributors located in Japan and Taiwan for a large percentage of its sales.

STOCK PURCHASE AGREEMENT

A definitive agreement among the Shareholders and Synaptics Incorporated (“Synaptics”), a U.S. based company that specializes in touch panel technology, was reached on June 11, 2014 for Synaptics to acquire all of the outstanding shares of the Company, along with inventories of the Company’s business, currently owned and stored by Renesas (collectively, the “Scope of Acquisition”).

SPECIAL PURPOSE FINANCIAL STATEMENTS

The accompanying special purpose consolidated financial statements of the Company are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and have been prepared solely for the purpose of Synaptics’ filing with the United States Securities and Exchange Commission in compliance with Rule 3-05 of Regulation S-X and Form 8-K under the Securities Exchange Act of 1934.

The Company’s largest customer is Sharp, one of the Shareholders of the Company. Product sales made to Sharp were 24,188 million yen (235,107 thousand U.S. dollars) and 12,954 million yen for the fiscal years ended March 31, 2014 and 2013, respectively, and account receivables from Sharp as of March 31, 2014 and 2013 were 3,752 million yen (36,469 U.S. dollars) and 4,361 million yen, respectively. Under the agreement with Sharp, the payment term for sales made to Sharp is two months and the receivables from Sharp are settled on a monthly basis. All other product sales in Japan are made to distributors through Renesas. Renesas monitors and collects payments from the distributors on behalf of the Company. The Company bills and collects payments from Renesas. Accounts receivable – Shareholders presented in the accompanying special purpose consolidated balance sheets include the amounts due from Renesas for product sales transactions. Generally, the amounts billed to Renesas are the same as the amounts billed to distributors by Renesas. The Company also makes substantially all of its inventory purchases from Renesas. Renesas orders products and remits payments to third-party manufacturers. Accounts payable – Shareholders presented in the accompanying special purpose consolidated balance sheets primarily represent the amounts due to Renesas for these transactions. While both purchases and sales are made through Renesas, these intercompany transactions are settled individually. Under the agreement with Renesas, sales to Renesas have a payment term of two months and purchases from Renesas have a payment term of one month, and both accounts receivable and payable are settled on a monthly basis. During the year ended March 31, 2014, the Company made an advance of 7,007 million yen to Renesas which was intended to secure the inventories held by Renesas on behalf of the Company and the amount is reviewed periodically by both Renesas and the Company and adjusted based on the inventory balance held by Renesas. Loan receivable from Renesas in the amount of 2,000 million yen was reclassified to Advance to Renesas in order to partially fund the amount.

The transactions described above reflect the historical activities associated with the business acquired by Synaptics, and the accompanying special purpose consolidated financial statements are intended to present the historical financial position, results of operations and cash flows of the Company.

Certain assumptions, adjustments and allocations, which management considers reasonable, were made to reflect the assets, liabilities, revenue and expenses directly attributable to the Scope of Acquisition, as described below.

The financial information included herein may not necessarily reflect the financial position, results of operations, or cash flows of the Company in the future or what they would have been had the entities and assets subject to Scope of Acquisition been managed and operated as a separate, stand-alone entity during the periods presented.

Inventories

Inventories were subject to a manufacturing license arrangement whereby the Company outsourced predominantly all manufacturing and storage functions to Renesas and purchased products from Renesas upon receiving orders from customers. The finished goods inventories stored by Renesas and work-in-process inventories held by third-party manufacturers were historically recorded as assets of Renesas and not of the Company. Such inventories are within the Scope of Acquisition and have been recorded as assets of the Company together with an account payable to Renesas in these special purpose financial statements.

Sales and Account receivables

The Company has historically outsourced customer activities for distributors in Japan, including monitoring and collections of accounts receivables from those distributors to Renesas. The Company has historically recorded sales to Renesas and account receivables from Renesas. Accordingly, such sales and receivables are presented in the accompanying special purpose consolidated financial statements as transactions with a Shareholder.

Cash flows from and to Renesas

Cash receipts from Renesas relating to cash collected from distributers and cash payments to Renesas relating to purchasing of products from third party manufacturers are presented as cash flows from operating activities. Cash payments relating to the loan and advance made to Renesas are presented as cash flows from investing activities.

Employee benefit plans

Substantially all of the company employees were assigned employees transferred from Renesas and were participants in defined benefit plans sponsored by Renesas. The Company contributed to these plans and accounted for its participation as a participant in a multiemployer defined benefit plan. Accordingly, such contributions were recognized as expenses in these special purpose consolidated financial statements.

CONVENIENCE TRANSLATION

The special purpose consolidated financial statements are stated in Japanese yen, the currency of the country in which the Company is incorporated and operates. The translations of Japanese yen amounts into U.S. dollar amounts for the year ended March 31, 2014 are unaudited and are included solely for the convenience of readers and have been made at the rate of 102.88 yen to 1 U.S. dollar, the approximate rate of exchange at March 31, 2014. Such translations should not be construed as representations that the Japanese yen amounts could be converted into U.S. dollars at that or any other rate.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.	Consolidation—The special purpose consolidated financial statements include the accounts of the Company and its 51% owned subsidiary, Renesas SP Drivers Taiwan, Inc., (“Renesas SP Drivers Taiwan”). Intercompany balances and transactions have been eliminated in consolidation.

b.	Use of estimates—The preparation of the special purpose consolidated financial statements in conformity with U.S. GAAP requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue, expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, the Company evaluates its estimates, including those related to revenue recognition, allowance for doubtful accounts, cost of revenue, inventories, provision for income taxes. The Company bases its estimates on historical experience, applicable laws and regulations, and various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

c.	Cash and Cash Equivalents—Cash equivalents consist of highly liquid investment with original maturities of three months or less. The carrying amounts approximate fair value. Cash equivalents include time deposits which mature or become due within three months of the date of acquisition.

d.	Inventories—Inventories are stated at the lower of cost (mainly moving average method) or market (estimated net realizable value).

e.	Property and Equipment—The Company states property and equipment at cost less accumulated depreciation. The Company compute depreciation using the straight-line method based on the following estimated useful lives:

Building improvements                 15 years

Manufacturing equipment               5 years

Tools, furniture and fixtures      1-10 years

f.	Impairment of Long-Lived Assets—The Company reviews its long-lived assets whenever events or changes in circumstance indicate the carrying amount of an asset or asset group may not be recoverable. An impairment loss would be recognized if the carrying amount of an asset or asset group exceeds the sum of the undiscounted future cash flows expected to result from the continued use and eventual disposition of the asset or asset group. The impairment loss would be measured as the amount by which the carrying amount of the asset exceeds its recoverable amount, which is the higher of the discounted cash flows from the continued use and eventual disposition of the asset or the net selling price at disposition.

g.	Revenue recognition—The Company recognizes revenue from product sales when there is persuasive evidence that an arrangement exist, delivery has occurred and title has transferred, the price is fixed or determinable, and collection is reasonably assured. As mentioned above, product sales to distributors in Japan are made through Renesas, hence, delivery does not occur until products have been shipped, risk of loss has transferred to the distributors, and either distributor acceptance has been obtained, distributor acceptance provisions have lapsed, or the Company has objective evidence that the criteria specified in the distributor acceptance provisions have been satisfied. The sales price is not considered to be fixed or determinable until all contingencies related to the sale have been resolved.

h.	Allowance for doubtful accounts—The Company maintains an allowance for doubtful accounts to reserve for potentially uncollectible receivables. The Company reviews accounts receivable by amounts due by customers which are past due to identify specific customers with known disputes or collectability issues. In determining the amount of the reserve, the Company makes judgments about the creditworthiness of customers based on past collection experience and ongoing credit risk evaluations.

i.	Cost of sales—The Company’s cost of sales includes the cost of products shipped to customers, which primarily includes the cost of products built by the Company’s contract manufacturers and other purchased materials.

j.	Research and development—Research and development costs are expensed as incurred.

k.	Foreign currency translation—The Japanese yen is the Company’s functional and reporting currency. Financial statements of Renesas SP Drivers Taiwan are prepared using the local currency as its functional currency. All asset and liability accounts of Renesas SP Drivers Taiwan are translated into Japanese yen at appropriate fiscal year end exchange rates and all income and expense accounts are translated at exchange rates that approximate those rates prevailing at the time of the transactions. The resulting translation adjustments are accumulated as a component of accumulated other comprehensive income.

Receivables and payables denominated in foreign currencies are translated at appropriate fiscal year end exchange rates and the resulting translation gains or losses are recognized into income.

l.	Income Taxes—The Company accounts for income taxes under the asset and liability method. The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. The Company measures deferred tax assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company recognizes the effect on deferred tax assets and liabilities of a change in tax rates in income in the period that includes the enactment date. The Company establishes valuation allowances when necessary to reduce deferred tax assets to the amounts that are more likely than not to be realized.

The Company accounts for uncertainty in tax positions in accordance with the provisions of ASC 740, “Income Taxes.” The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest and penalties related to unrecognized tax benefits in “Income tax payable – Current” in the special purpose consolidated financial statements.

m.	Concentration of credit risk—While the Company’s largest customer is Sharp, the Company utilizes distributors for a large percentage of its other product sales. Sales to distributors in Japan are made through Renesas as described in Note 1, and the related accounts receivable are represented by the receivable due from Renesas. Based on the arrangement with Renesas, the Company is liable for any bad debt expense incurred by Renesas. Credit evaluations of its customers’ financial condition are performed periodically. The Company generally does not require collateral from its customers. The following distributors accounted for more than 10% of accounts receivable balance as of March 31, 2014 and 2013:

	March 31, 2014	March 31, 2013
Distributor A	25.1%	*
Distributor B	23.0%	32.1%

*	less than 10%

Although the Company does not expect that the above customers will fail to meet its obligations, the Company is potentially exposed to concentrations of credit risk if the customers failed to perform according to the terms of the contracts.

3.	INVENTORIES

Inventories as of March 31, 2014 and 2013 consisted of the following:

	Millions of Yen		Thousands of U.S. Dollars
	March 31, 2014	March 31, 2013	March 31, 2014
Finished goods stored by Renesas	8,431	6,492	81,949
Work in process held by third party manufacturers	2,098	2,280	20,393

Total	10,529	8,772	102,342

4.	PROPERTY AND EQUIPMENT

Property and equipment as of March 31, 2014 and 2013 consisted of the following:

	Millions of Yen		Thousands of U.S. Dollars
	March 31, 2014	March 31, 2013	March 31, 2014
Building improvements	8	2	78
Manufacturing equipment	182	91	1,769
Tools, furniture and fixtures	1,756	1,259	17,068
Other	4	91	39

	1,950	1,443	18,954
Accumulated depreciation	(1,572)	(1,175)	(15,280)

Property and equipment, net	378	268	3,674

5.	EMPLOYEE BENEFIT PLANS

Renesas has defined benefit severance and retirement plans and a defined contribution plan covering substantially all of the full time employees of the Company. For the defined benefit severance and retirement plans, Renesas applies a “point-based benefits system” under which benefits are calculated based on the accumulated points allocated to employees each year depending on their job classification, performance and basic monthly salary. For the defined contribution plan, contributions to the plan are funded with several financial institutions in accordance with the applicable laws and regulations. The amounts of contributions the Company made to these plans were approximately 289 million yen (2,809 thousand U.S. dollars) and 208 million yen for the years ended March 31, 2014 and 2013, respectively, and are included in selling, general and administrative expenses in the accompanying special purpose consolidated statements of income.

6.	INCOME TAXES

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of March 31, 2014 and 2013 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	March 31, 2014	March 31, 2013	March 31, 2014
Deferred tax assets:
Current:
Provision for bonuses	124	4	1,205
Accrued enterprise tax	297	247	2,887
Inventory	—	95	—
Other	95	31	923

Total current deferred tax assets	516	377	5,015
Noncurrent:
Property and equipment	75	56	729

Total noncurrent deferred tax assets	75	56	729
Deferred tax liabilities:
Current:
Inventory	(185)	—	(1,798)

Total current deferred tax liabilities	(185)	—	(1,798)
Noncurrent:
Foreign subsidiary investments – planned distribution	(88)	(69)	(855)

Total noncurrent deferred tax liabilities	(88)	(69)	(855)

Net deferred tax assets	318	364	3,091

The Company is subject to Japanese national and local income taxes and files its own tax returns on a standalone basis, which, in the aggregate, resulted in a normal effective statutory tax rate of approximately 38% for each of the years ended March 31, 2014 and 2013.

Reconciliation between the normal effective statutory tax rates and the actual effective tax rates reflected in the accompanying special purpose consolidated statements of income for the years ended March 31, 2014 and 2013 is not presented because the difference between the two tax rates were not material.

Amendments to the Japanese tax regulations were enacted into law on November 30, 2011 and March 20, 2014. As a result of these amendments, the statutory income tax rate will be reduced from approximately 40% to 38% effective from the year beginning April 1, 2012, and it will further be reduced to approximately 35% effective from the fiscal year beginning April 1, 2014 and thereafter. Consequently, the statutory income tax rate utilized for deferred tax assets and liabilities expected to be settled or realized for the year ended March 31, 2014 is approximately 38% and for periods subsequent to March 31, 2014 is approximately 35%. The impacts of these amendments are insignificant.

7.	RESEARCH AND DEVELOPMENT EXPENSES

Research and development expenses incurred by the Company for the years ended March 31, 2014 and 2013 were as follows:

	Millions of Yen		Thousands of U.S. Dollars
	Year ended	Year ended	Year ended
	March 31, 2014	March 31, 2013	March 31, 2014
Research and development expenses	6,090	4,085	59,195

8.	RELATED PARTY TRANSACTIONS

Related party transactions include transactions between the Shareholders and the Company. Refer to Note 1 for further details.

Related party transactions with the Shareholders and the Company for the years ended March 31, 2014 and 2013 consisted of the following:

	Millions of Yen			Thousands of U.S. Dollars
	Year ended		Year ended	Year ended
	March 31, 2014		March 31, 2013	March 31, 2014
Sales transactions with Renesas	36,273		21,588	352,574
Sales transactions with Sharp	24,188		12,954	235,107
Purchase transactions from Renesas	38,706		31,135	376,222
Loan made to Renesas	—		2,000	—
Advance made to Renesas	7,007	*	—	68,108

*	The amount includes a reclassification of the loan receivable to the deposit of 2,000 million yen and a cash payment for the advance of 5,007 million yen.

The balances due to or due from related-parties as of March 31, 2014 and 2013 were as follows:

	Millions of Yen		Thousands of U.S. Dollars
	March 31, 2014	March 31, 2013	March 31, 2014
Accounts receivable from Renesas	4,386	2,830	42,632
Accounts receivable from Sharp	3,752	4,361	36,469
Accounts payable to Renesas	13,167	11,272	127,983
Loan receivable from Renesas	—	2,000	—
Advance to Renesas	7,007	—	68,108

9.	SUBSEQUENT EVENTS

The management of the Company has evaluated its special purpose consolidated financial statements for subsequent events through November 4, 2014. In connection with the stock purchase agreement which was entered into by Renesas, Sharp, Powerchip and Quantum Vision Corporation with Synaptics Incorporated and its wholly owned subsidiary Synaptics Holding GmbH for the sale of their ownership interests in RSP on June 11, 2014, the following transactions occurred on September 18, 2014 prior to the transaction close on October 1, 2014:

•	The Company acquired the 49% minority interest of Renesas SP Drivers Taiwan from Quantum Vision Corporation for 3,200 million yen.

•	The Company entered into a patent cross license agreement with Renesas for a lump-sum royalty payment of 2,500 million yen

•	The Company entered into a process technology license agreement with Renesas for a lump-sum royalty payment of 1,800 million yen.

•	The Company entered into a patent transfer agreement with Renesas for an aggregate purchase price of 2,700 million yen.

•	The Company entered into a revised patent license agreement with Sharp for a lump sum royalty payment of 2,500 million yen.